99.1

For Immediate Release

        February 8, 2006

GIBRALTAR REPORTS SALES AND NET INCOME FOR 2005

Record Annual Sales of $1.2 Billion, Up 21 Percent;

EPS Exclusive of Special Charges Amounted to $.41 in the Fourth Quarter & $1.73 for the Full Year;

Four 2005 Acquisitions Set the Stage for Continued Sales and Earnings Growth in 2006

BUFFALO, NEW YORK (February 8, 2006) – Gibraltar Industries, Inc.

(NASDAQ: ROCK) today reported its sales and net income for the quarter and year ended December 31, 2005.

Sales from continuing operations in the fourth quarter of 2005 were $334 million, an increase of approximately 31 percent compared to $255 million in the fourth quarter of 2004. Sales from continuing operations of $1.178 billion in 2005 were up by approximately 21 percent, compared to $976 million in 2004.

Net income from continuing operations exclusive of special charges amounted to $12.4 million, or $.41 per share, compared to $9.4 million, or $.32 per share, in the fourth quarter of 2004.  These results are above the upper end of the range of per-share earnings estimates ($.30 to $.35) provided by the Company on October 26, 2005.  After special charges, actual net income from continuing operations in the fourth quarter of 2005 was $5.4 million, or $.18 per share.  The fourth quarter of 2005’s net income was negatively impacted by a number of special charges, including a $6.8 million charge ($.14 per share) for prepayment and make-whole penalties related to the early redemption of certain senior secured private placement notes, a $4.0 million charge ($.08 per share) to cost of sales representing purchase accounting adjustments required to adjust to fair market value the inventories of companies acquired during the quarter (primarily AMICO), and a $0.6 million expense ($.01 per share) resulting from the write-off of deferred financing costs related to the original issuance of the private placement notes.

Net income from continuing operations exclusive of special charges amounted to $51.6 million, or $1.73 per share, in 2005, compared to $49.7 million, or $1.68 per share, in 2004.  After the special charges referred to above, 2005 net income from continuing operations was $44.7 million, or $1.50 per share.

“In 2005, we generated record sales and net income exclusive of special charges, made four acquisitions (including AMICO, the largest purchase in Gibraltar’s history), restructured our balance sheet (which included the completion of a subordinated debt offering in December), and continued our strategic growth and diversification, all of which sets the stage for continued strong performance in 2006,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.

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Gibraltar’s Reports Sales and Net Income for 2005

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“Our fourth-quarter and 2005 results, when we overcame material cost volatility, rising energy costs, and competitive pricing pressures, demonstrate that Gibraltar’s market diversification and product mix enable us to deliver consistent results in a variety of operating environments,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.

In 2005, Gibraltar acquired AMICO, the U.S. and Canadian market leader in the manufacturing of metal bar grating, expanded metal, and metal lath, as well as a number of other products; the Gutter Helmet® product line, the nation’s leading gutter protection system; American Wilcon Plastics, a manufacturer of plastic-injection molding products; and a copper powder manufacturing facility in Suzhou, China.

“Our 2005 acquisitions, together with growth at our existing operations, increased our pro forma annualized sales to approximately $1.4 billion, moving us much closer to our goal of $2 billion in annual sales by 2009, or sooner. They also significantly expanded our product offering and distribution channels, broadened and diversified our customer base, extended our geographic reach, and moved a greater share of our business into manufactured end product sales, all of which enhances our ability to improve our operational performance,” said Mr. Lipke.

“Our focus on continuous improvement has strengthened the operating characteristics of our company,” said Mr. Kornbrekke. “In the year ahead, we will continue to drive improvements in our operations and capitalize on the many synergies that exist throughout our company.”

Looking ahead to the first quarter, Gibraltar said that continued strength in its Building Products and Thermal Processing segments, coupled with an improving climate in its Processed Metal Products segment, is expected to generate first-quarter earnings per share from continuing operations of $.40 to $.45, compared to $.36 in the first quarter of 2005, barring a significant change in business conditions.

As a result of the sale of the Company’s Milcor subsidiary on January 27, 2005, the results of operations for Milcor have been reclassified as discontinued operations in the Company’s income statements for all periods.

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Gibraltar’s Reports Sales and Net Income for 2005

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Gibraltar Industries is a leading manufacturer, processor, and distributor of metals and other engineered materials for the building products, vehicular, and other industrial markets. The Company serves a large number of customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. It has approximately 4,500 employees and operates 94 facilities in 29 states, Canada, Mexico, and China.

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; natural gas and electricity prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

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Gibraltar will review its fourth-quarter and 2005 results and discuss its outlook for the first quarter during its quarterly conference call, which will be held at 2 p.m. Eastern Time on

February 9. Details of the call can be found on Gibraltar’s Web site, at www.gibraltar1.com.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.

Gibraltar’s Reports Sales and Net Income for 2005

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GIBRALTAR INDUSTRIES, INC. Financial Highlights (in thousands, except per share data)
	Three Months Ended
	December 31, 2005	December 31, 2004

Net Sales	$334,128	$255,210
Income from continuing operations	$5,396	$9,385
Net Income Per Share-Basic
Income from continuing operations	$0.18	$0.32
Weighted Average Shares Outstanding-Basic	29,634	29,542
Net Income Per Share-Diluted
Income from continuing operations	$0.18	$0.32
Weighted Average Shares Outstanding-Diluted	29,866	29,763

	Twelve Months Ended
	December 31, 2005	December 31, 2004

Net Sales	$1,178,236	$976,255
Income from continuing operations	$44,681	$49,711
Net Income Per Share-Basic
Income from continuing operations	$1.51	$1.69
Weighted Average Shares Outstanding-Basic	29,608	29,362
Net Income Per Share-Diluted
Income from continuing operations	$1.50	$1.68
Weighted Average Shares Outstanding-Diluted	29,810	29,596

GIBRALTAR INDUSTRIES, INC. CONSOLIDATED BALANCE SHEET
(in thousands)

December 31,
2005	2004
Assets
Current assets:
Cash and cash equivalents	$26,706	$10,892
Accounts receivable	180,598	146,021
Inventories	194,653	207,215
Other current assets	24,992	15,479
Total current assets	426,949	379,607

Property, plant and equipment, net	311,147	269,019
Goodwill	406,767	285,927
Investments in partnerships	6,151	8,211
Other assets	53,998	14,937
$1,205,012	$957,701

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$85,877	$70,775
Accrued expenses	63,007	51,885
Current maturities of long-term debt	2,501	8,859
Current maturities of related party debt	5,833	5,833
Total current liabilities	157,218	137,352

Long-term debt	454,679	289,514
Long-term related party debt	-	5,833
Deferred income taxes	93,052	66,485
Other non-current liabilities	6,038	4,774
Shareholders’ equity:
Preferred stock	-	-
Common stock	298	297
Additional paid-in capital	216,897	209,765
Retained earnings	280,116	242,585
Unearned compensation	(5,153)	(572)
Accumulated other comprehensive loss	1,867	1,668
494,025	453,743
Less treasury stock	-	-
Total shareholders’ equity	494,025	453,743
$1,205,012	$957,701

GIBRALTAR INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data)
Three Months Ended December 31,	Twelve Months Ended December 31,
2005	2004	2005	2004

Net sales	$334,128	$255,210	$1,178,236	$976,255

Cost of sales	276,251	211,534	959,755	774,970

Gross profit	57,877	43,676	218,481	201,285

Selling, general and administrative expense	35,426	26,814	120,779	111,737

Income from operations	22,451	16,862	97,702	89,548

Other (income) expense
Interest expense	14,340	3,392	25,442	12,915
Equity in partnerships’ income and other income	(735)	(1,354)	(266)	(4,846)

Total other expense	13,605	2,038	25,176	8,069

Income before taxes	8,846	14,824	72,526	81,479

Provision for income taxes	3,450	5,439	27,845	31,768

Income from continuing operations	5,396	9,385	44,681	49,711

Discontinued operations
Income (loss) from discontinued operations before taxes	-	641	(1,981)	1,770
Income tax expense (benefit)	-	253	(772)	699
Income (loss) from discontinued operations	-	388	(1,209)	1,071

Net income	$5,396	$9,773	$43,472	$50,782

Net income per share – Basic
Income from continuing operations–	$.18	$.32	$1.51	$1.69
Income (loss) from discontinued operations	.00	.01	(.04)	.04
Net income	$.18	$.33	$1.47	$1.73

Weighted average shares outstanding - Basic	29,634	29,542	29,608	29,362

Net income per share – Diluted
Income from continuing operations	$.18	$.32	$1.50	$1.68
Income (loss) from discontinued operations	.00	.01	(.04)	.04
Net income	$.18	$.33	$1.46	$1.72

Weighted average shares outstanding -Diluted	29,866	29,763	29,810	29,596

GIBRALTAR INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
Year Ended December 31,
2005	2004
Cash flows from operating activities
Net income	$43,472	$50,782
(Loss) income from discontinued operations	(1,209)	1,071
Income from continuing operations	44,681	49,711
Adjustment to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	28,680	24,198
Provision for deferred income taxes	(3,359)	6,773
Equity in partnerships’ loss (income)	908	(4,846)
Distributions from partnerships’ income	1,152	1,680
Tax benefit from exercise of stock options	281	1,249
Unearned compensation	1,504	153
Other non-cash adjustments	132	394
Increase (decrease) in cash resulting
from changes in (net of acquisitions):
Accounts receivable	6,506	(26,975)
Inventories	46,677	(88,145)
Other current assets	281	(2,442)
Accounts payable and accrued expenses	4,651	37,896
Other assets	(12,343)	(1,416)
Net cash provided by (used in) continuing operations	119,751	(1,770)
Net cash used in discontinued operations	(1,402)	(214)

Net cash provided by (used in) operating activities	118,349	(1,984)

Cash flows from investing activities
Acquisitions, net of cash acquired	(271,031)	(65,525)
Net proceeds from sale of business	42,594	-
Purchases of property, plant and equipment	(22,140)	(24,330)
Net proceeds from sale of property and equipment	626	1,388
Net cash used in investing activities from continuing operations	(249,951)	(88,467)
Net cash used in investing activities for discontinued operations	(331)	(866)

Net cash used in investing activities	(250,282)	(89,333)

Cash flows from financing activities
Long-term debt reduction	(643,698)	(64,992)
Proceeds from long-term debt	796,568	132,302
Net proceeds from issuance of common stock	817	9,600
Payment of dividends	(5,940)	(3,720)

Net cash provided by financing activities	147,747	73,190
Net increase (decrease) in cash and cash equivalents	15,814	(18,127)

Cash and cash equivalents at beginning of year	10,892	29,019
Cash and cash equivalents at end of year	$26,706	$10,892

GIBRALTAR INDUSTRIES, INC. Segment Information (in thousands)
	Three Months Ended December 31,
			Increase (Decrease)
	2005	2004	$	%

Net Sales
Building products	$204,445	$116,012	$88,433	76.2%
Processed metal products	102,689	112,814	(10,125)	(9.0%)
Thermal processing	26,994	26,384	610	2.3%

Net Sales	$334,128	$255,210	$78,918	30.9%

Income (loss) from Operations
Building products	$25,394	$7,888	$17,506	221.9%
Processed metal products	3,515	12,038	(8,523)	(70.8%)
Thermal processing	2,377	2,915	(538)	(18.5%)
Corporate	(8,835)	(5,979)	(2,856)	47.8%

Income from Operations	$22,451	$16,862	$5,589	33.1%

Operating Margin
Building products	12.4%	6.8%
Processed metal products	3.4%	10.7%
Thermal processing	8.8%	11.0%

	Twelve Months Ended December 31,
			Increase (Decrease)
	2005	2004	$	%

Net Sales
Building products	$615,386	$477,316	$138,070	28.9%
Processed metal products	454,822	395,287	59,535	15.1%
Thermal processing	108,028	103,652	4,376	4.2%

Net Sales	$1,178,236	$976,255	$201,981	20.7%

Income (loss) from Operations
Building products	$81,324	$59,068	$22,256	37.7%
Processed metal products	30,740	43,573	(12,833)	(29.5%)
Thermal processing	13,398	13,731	(333)	(2.4%)
Corporate	(27,760)	(26,824)	(936)	3.5%

Income from Operations	$97,702	$89,548	$8,154	9.1%

Operating Margin
Building products	13.2%	12.4%
Processed metal products	6.8%	11.0%
Thermal processing	12.4%	13.2%